Exhibit 10.3
ENSCO INTERNATIONAL INCORPORATED
2005 LONG-TERM INCENTIVE PLAN
(As Revised and Restated on December 22, 2009 and
As Assumed by Ensco International plc as of December 23, 2009)
SECTION 1
ESTABLISHMENT AND PURPOSE
     (a) Effective Date; Shareholder Approval. This Plan became effective as of January 1, 2005, and applicable to the Awards granted to each Participant after prior approval of the Committee and by a vote at the 2005 annual meeting of the ENSCO International Incorporated stockholders (the “2005 Annual Meeting”) of the owners of at least a majority of the shares of common stock of ENSCO International Incorporated, present in person or by proxy and entitled to vote at the 2005 Annual Meeting. This Plan was assumed by the Company effective as of December 23, 2009. The ENSCO International Incorporated 1998 Incentive Plan (the “1998 Incentive Plan”) shall continue to apply to and govern the determination, exercise and payment of options and awards granted under the 1998 Incentive Plan; provided that no options or awards were permitted to be granted under the 1998 Incentive Plan after the 2005 Annual Meeting.
     (b) Purpose. This Plan has been established to (i) offer selected Employees, including officers, of the Company or its Subsidiaries an equity ownership or related financial interest and opportunity to participate in the growth and financial success of the Company and to accumulate capital for retirement on a competitive basis, (ii) provide the Company an opportunity to attract and retain the best available personnel for positions of substantial responsibility, (iii) create long-term value and encourage equity participation in the Company by eligible Participants by making available to them the benefits of a larger ADS ownership in the Company or related financial interest through share options, restricted share awards, and, effective as of November 3, 2009, performance unit awards, (iv) provide incentives to such Employees by means of market-driven and performance-related incentives to achieve long-term performance goals and measures, and (v) promote the growth and success of the Company’s business by aligning the financial interests of Employees with that of the other holders of ADSs. Toward these objectives, this Plan provides for the grant of Options, Restricted ADS Awards, some of which may be Performance Awards, and effective as of November 3, 2009, Performance Unit Awards.
     Through this Plan, the Company intends to provide additional benefits to a select group of management or highly compensated employees of the Company and its Subsidiaries. Accordingly, it is intended that this Plan shall not constitute a “qualified plan” subject to the limitations of Section 401(a) of the Code, nor shall it constitute a “funded plan” for purposes of such requirements. It is also intended that this Plan shall be exempt from the participation and vesting requirements of Part 2 of Title I of ERISA, the funding requirements of Part 3 of Title I of ERISA, and the fiduciary requirements of Part 4 of Title I of ERISA by reason of the exclusions afforded plans which are unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

     Each Participant or Beneficiary shall have the status of an unsecured general creditor of the Company as to this Plan and/or any asset identified specifically by the Company as a reserve for the discharge of its obligations under this Plan.
SECTION 2
DEFINITIONS
     For purposes of this Plan, the following terms have the following meanings, unless another definition is clearly indicated by particular usage and context:
     “Act” shall mean the U.K. Companies Act 2006.
     “ADR” shall mean an American depositary receipt which evidences an American depositary share representing a Class A ordinary share in the Company.
     “ADS” shall mean an American depositary share which represents a Class A ordinary share in the Company and evidenced by an American depositary receipt, as adjusted in accordance with Section 10 (if applicable).
     “Award” shall mean any Option, Restricted ADS Award, Performance Award, Performance Unit Award, or any other right, interest or option relating to ADSs whether granted singly, in combination or in tandem, to a Participant pursuant to such applicable terms, conditions, and limitations as the Committee may establish and set forth in the applicable Award Agreement in order to fulfill the objectives of this Plan.
     “Award Agreement” shall mean a written agreement between the Company and a Participant who is an Employee setting forth the terms, conditions and limitations applicable to an Award, including any amendments thereto.
     “Award Deed” shall mean a deed executed by the Company evidencing the grant of an Award under this Plan.
     “Board” shall mean the board of directors of the Company, as duly elected from time to time.
     “Change in Control” shall mean, except as provided in the next paragraph, the occurrence of any of the following events: (a) any person or group within the meaning of the U.S. Securities Exchange Act of 1934, as amended, acquired (together with voting securities of the Company held by such person or group) more than 50% of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record) pursuant to any transaction or combination of transactions, or (b) the individuals who, on the Effective Date of this Plan, constituted the Board (the “Incumbent Board”) cease, for any reason, to constitute at least a majority thereof. For purposes of this provision, a person becoming a Director subsequent to the Effective Date of this Plan whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the Directors comprising the Incumbent Board shall for this purpose be considered as though he or she was a member of the Incumbent Board.

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     For purposes of each Award granted on or after November 3, 2009, Change in Control shall mean the occurrence of any of the following events: (a) a change in the ownership of the Company, which occurs on the date that any one person, or more than one person acting as a group, acquires ownership of Shares or ADSs that, together with Shares or ADSs held by such person or group, constitutes more than 50% of the total voting power of the Shares or ADSs, or (b) a majority of the members of the Board is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. The determination of whether a Change in Control has occurred shall be determined by the Committee consistent with Section 409A of the Code.
     Notwithstanding the foregoing paragraphs, a “Change in Control” of the Company shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which the beneficial owners of the voting Shares or ADSs immediately before such transaction or series of transactions continue to have a majority of the direct or indirect ownership in one or more entities which, singly or together, immediately following such transaction or series of transactions, either (a) own all or substantially all of the assets of the Company as constituted immediately prior to such transaction or series of transactions, or (b) are the ultimate parent with direct or indirect ownership of all of the voting Shares or ADSs after such transaction or series of transactions.
     The stockholders of ENSCO International Incorporated approved and adopted at the Special Meeting of Stockholders on December 22, 2009 the “Agreement and Plan of Merger and Reorganization,” by and between ENSCO International Incorporated and ENSCO Newcastle LLC, a newly formed Delaware limited liability company (“Ensco Mergeco”) and a wholly-owned subsidiary of ENSCO Global Limited, a newly formed Cayman Islands exempted company (“Ensco Cayman”) and a wholly-owned subsidiary of ENSCO International Incorporated, pursuant to which Ensco Mergeco merged with and into ENSCO International Incorporated (the “2009 Merger”), with ENSCO International Incorporated surviving the 2009 Merger as a wholly-owned subsidiary of Ensco Cayman which is a wholly-owned subsidiary of the Company (the “2009 Reorganization”). Specifically, the 2009 Reorganization shall not constitute a Change in Control of ENSCO International Incorporated.
     “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended, and any successor statute. Reference in this Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations promulgated under such section by the U.S. Department of Treasury.
     “Committee” shall mean the Nominating, Governance and Compensation Committee of the Board, the Executive Compensation Subcommittee of the Nominating, Governance and Compensation Committee of the Board or such other Committee or subcommittee as may be appointed by the Board from time to time, which shall be comprised solely of two or more persons who are Disinterested Directors.
     “Company” shall mean Ensco International plc, a public limited company incorporated under the laws of England and Wales, or any successor thereto.

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     “Covered Employee” shall mean, effective January 1, 2007, an Employee who would be subject to Section 162(m) of the Code such that on the last day of the taxable year, the Employee (a) is the principal executive officer of the Company (or is acting in such capacity), or (b) if the total compensation of such Employee for that taxable year is required to be reported to shareholders of the Company under the Exchange Act by reason of such Employee being among the three highest compensated officers of the Company for that taxable year (other than the principal executive officer or the principal financial officer of the Company) as determined pursuant to the executive compensation disclosure rules under the Exchange Act contained in Item 402 of Regulation S-K, as amended by the U.S. Securities and Exchange Commission on September 8, 2006.
     “Date of Grant” shall mean, in relation to any Award granted on or after December 23, 2009, the date on which the Committee resolves to grant an Award to a Participant and the Award is granted by way of an Award Deed. In relation to any Awards granted prior to December 23, 2009, “Date of Grant” shall mean the date on which the Committee resolves to grant an Award to a Participant.
     “Director” shall mean a member of the Board.
     “Disinterested Director” shall mean a member of the Board who is (a) a Non-Employee Director, if required by the Charter of the Committee, (b) an Outside Director, and (c) “independent” within the meaning of the applicable rules and regulations of the U.S. Securities and Exchange Commission and the New York Stock Exchange (or, in each case, any successor provision or term).
     “Effective Date” shall mean January 1, 2005.
     “Employee” shall include every individual performing Services for the Company or its Subsidiaries if the relationship between such individual and the Company or its Subsidiaries is the legal relationship of employer and employee. This definition of “Employee” is qualified in its entirety and is subject to the definition set forth in Section 3401(c) of the Code.
     “ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended, and any successor statute. Reference in this Plan to any section of ERISA shall be deemed to include any amendments or successor provisions to such section and any regulations promulgated under such section by the U.S. Department of Labor.
     “Employee Taxes” shall mean, effective May 31, 2006, any federal, state, local income taxes and/or other taxes imposed by the Host Country and/or country of the Participant’s residence.
     “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and as interpreted by the rules and regulations promulgated thereunder.
     “Exercise Price” shall mean the amount for which one ADS may be purchased upon exercise of an Option, as specified by the Committee in the applicable Option Agreement, but in no event less than the Fair Market Value of an ADS on the Date of Grant of the Option.

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     “Fair Market Value” shall mean, effective December 26, 2006, the closing market price per ADS at which the securities are traded on the New York Stock Exchange or, if not traded on the New York Stock Exchange, such other principal U.S. market for such securities as may be applicable on the Date of Grant or such other date of determination. If at any time the securities are not traded on the New York Stock Exchange or another principal U.S. market, the fair market value per ADS of the securities on the Date of Grant or such other date of determination shall be determined in good faith by the Committee by the reasonable application by the Committee of a reasonable valuation method in accordance with the U.S. Treasury regulations under Section 409A of the Code.
     “Host Country” shall mean, effective May 31, 2006, the country or residence of the Company or its Subsidiary which has the legal relationship of employer and employee with the Employee.
     “ISO” shall mean an Option which is granted to an individual, is designated in the Option Agreement to be an ISO, and which meets the requirements of Section 422(b) of the Code, pursuant to which the Optionee has no tax consequences resulting from the grant or, subject to certain holding period requirements, exercise of the option and, if those holding period requirements are satisfied, the employer is not entitled to a business expense deduction with respect thereto.
     “NSO” shall mean an Option not intended to be or which does not qualify as an ISO.
     “Non-Employee Director” shall mean a Director of the Company who either (a) is not an Employee or Officer, does not receive compensation (directly or indirectly) from the Company or a Subsidiary in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K, or (b) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
     “Normal Retirement Age” shall mean with respect to a Participant who is an Officer or Employee the later of (a) his or her 65th birthday, or (b) the date a Participant has credit for a “period of service” under the ENSCO Savings Plan of at least twenty (20) years, considering for purposes of this Plan (i) with respect to any Participant hired before the Effective Date, any other prior service recognized previously by the Company as of his or her date of hire by the Company or any Subsidiary, and (ii) with respect to any Participant hired after the Effective Date, any other prior service recognized by the Committee. The Committee, in its discretion, may consider such a Participant whose employment terminates after his or her 62nd birthday but prior to satisfying the requirements specified in the preceding sentence to have retired on or after his or her Normal Retirement Age.
     “Officer” shall mean a person who is an “officer” of the Company or any Subsidiary within the meaning of Section 16 of the Exchange Act (whether or not the Company is subject to the requirements of the Exchange Act).

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     “Option” shall mean either an ISO or NSO, as the context requires, granted pursuant to Section 6.
     “Option Agreement” shall mean the agreement executed between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to the granting of an Option, including any amendments thereto.
     “Optionee” shall mean a Participant who holds an Option.
     “Outside Director” shall mean a Director of the Company who either (a) is not a current employee of the Company or an “affiliated corporation” (within the meaning of the U.S. Treasury regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax-qualified pension plan), has not been an officer of the Company or an “affiliated corporation” at any time and is not currently receiving (within the meaning of the U.S. Treasury regulations promulgated under Section 162(m) of the Code) direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director, or (b) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.
     “Participants” shall mean those individuals described in Section 1 selected by the Committee who are eligible under Section 4 for grants of Awards.
     “Performance Awards” shall mean a Restricted ADS Award granted to a Participant who is an Employee that becomes vested and earned solely on account of the attainment of a specified performance target in relation to one or more Performance Goals, and which is subject to such applicable terms, conditions, and limitations as the Committee may establish and set forth in the applicable Award Agreement in order to fulfill the objectives of this Plan.
     “Performance Goals” shall mean, with respect to any Performance Award or Performance Unit Award, the business criteria (and related factors) selected by the Committee to measure the level of performance of the Company during the Performance Period, in each case, prepared on the same basis as the financial statements published for financial reporting purposes, except as adjusted pursuant to Section 7(h)(iv) or Section 8(g)(i). The Committee may select as the Performance Goal for a Performance Period any one or combination of the following Company measures, as interpreted and defined by the Committee, which measures (to the extent applicable) will be determined in accordance with U.S. GAAP:
(a)	Net income as a percentage of revenue;

(b)	Earnings per share;

(c)	Return on net assets employed before interest and taxes (RONAEBIT);

(d)	Operating margin as a percentage of revenue;

(e)	Safety performance relative to industry standards and the Company annual target;

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(f)	Strategic team goals;

(g)	Net operating profit after taxes;

(h)	Net operating profit after taxes per share;

(i)	Return on invested capital;

(j)	Return on assets or net assets;

(k)	Total shareholder return;

(l)	Relative total shareholder return (as compared with a peer group of the Company);

(m)	For Performance Awards and Performance Unit Awards granted on or after November 3, 2009, absolute return on capital employed;

(n)	For Performance Awards and Performance Unit Awards granted on or after November 3, 2009, relative return on capital employed (as compared with a peer group of the Company);

(o)	Earnings before income taxes;

(p)	Net income;

(q)	Free cash flow;

(r)	Free cash flow per share;

(s)	Revenue (or any component thereof);

(t)	Revenue growth; or

(u)	If applicable, any other performance objective approved by the Shareholders or holders of ADSs, in accordance with Section 162(m) of the Code.
     As of the Effective Date, the Committee determined to determine the vesting and earning of Performance Awards on the attainment of a specific performance target in relation to one or more of the six Performance Goals listed above in paragraphs (a)-(f). As of November 3, 2009, the Committee has determined to determine the vesting and earning of Performance Unit Awards on the attainment of a specific performance target in relation to the three Performance Goals listed above in paragraphs (l)-(n).
     “Performance Period” shall mean that period established by the Committee at the time any Performance Award or Performance Unit Award is granted or, except in the case of any grant to a Covered Employee, at any time thereafter, during which any Performance Goals specified by the Committee with respect to such Award are to be measured.

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     “Performance Unit Award” shall mean an Award payable in ADSs granted to a Participant who is an Employee that is paid solely on account of the attainment of a specified performance target in relation to one or more Performance Goals, and which is subject to such applicable terms, conditions, and limitations as the Committee may establish and set forth in the applicable Award Agreement in order to fulfill the objectives of this Plan.
     “Permanent and Total Disability” shall mean that an individual is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. An individual shall not be considered to suffer from Permanent and Total Disability unless such individual furnishes proof of the existence thereof in such form and manner, and at such times, as the Committee may reasonably require.
     “Plan” shall mean this Ensco International Incorporated 2005 Long-Term Incentive Plan (As Amended and Restated on December 22, 2009 and As Assumed by Ensco International plc as of December 23, 2009), as amended from time to time.
     “Plan Maximum” shall have that meaning set forth in Section 5(a).
     “Plan Schedule” shall mean a schedule that constitutes a part of this Plan and details certain particulars with respect to this Plan and Performance Awards and Performance Unit Awards hereunder for one or more Performance Periods, including the relative Performance Goals, specific performance factors and targets related to these Performance Goals, award criteria, and the targeted amounts of each Performance Award and Performance Unit Award granted to a Participant. Each Plan Schedule shall be adopted by the Committee or shall be prepared by the appropriate officers of the Company based on resolutions, minutes or consents adopted by the Committee. There may be more than one Plan Schedule under this Plan. Each Plan Schedule is incorporated herein by reference and thereby made a part of this Plan, and references herein to this Plan shall include the Plan Schedule.
     “Qualifying ADSs” shall mean ADSs which either (a) have been owned by the Optionee for more than six (6) months and have been “paid for” within the meaning of Rule 144 promulgated under the U.S. Securities Act of 1933, as amended, or (b) were obtained by the Optionee in the public market.
     “Regulation S-K” shall mean Regulation S-K promulgated under the U.S. Securities Act of 1933, as it may be amended from time to time, and any successor to Regulation S-K. Reference in this Plan to any item of Regulation S-K shall be deemed to include any amendments or successor provisions to such item.
     “Restricted ADS” shall have the meaning set forth in Section 7(a).
     “Restricted ADS Award” shall mean a grant of Restricted ADSs, subject to any vesting restrictions that the Committee, in its discretion, may impose.

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     “Retirement” shall mean an Employee’s separation from Service with the Company and all Subsidiaries for a reason other than Cause on or after attaining Normal Retirement Age.
     “Rule 16b-3” shall mean Rule 16b-3 promulgated under the Exchange Act and any successor to Rule 16b-3.
     “Services” shall mean services rendered to the Company or any of its Subsidiaries as an Employee. In order for a Participant’s Services to be considered to have terminated for purposes of Section 10(c) and Section 14(b), such Retirement or other termination of employment must constitute a “separation from service” within the meaning of U.S. Treasury Regulation §1.409A-1(h)(1).
     “Share” shall mean a Class A ordinary share of the Company, nominal value US$0.10 per Share.
     “Specified Employee” shall mean an Employee for each twelve (12)-consecutive month period that begins on any April 1st and immediately follows a calendar year during which such Employee was, at any time during that calendar year:
     (a) an officer of the Company or any Subsidiary having annual compensation greater than $150,000 (as adjusted under Section 416(i)(1) of the Code);
     (b) a more than five-percent owner of the Company or any Subsidiary; or
     (c) a more than one-percent owner of the Company or any Subsidiary having annual compensation from the Company and all Subsidiaries of more than $150,000.
     For this purpose, “annual compensation” shall mean annual compensation as defined in Section 415(c)(3) of the Code, which includes amounts contributed by the Company and all Subsidiaries pursuant to a salary reduction agreement which are excludable from the Participant’s gross income under Section 125, 402(e)(3), 402(h)(1)(B), 408(p)(2)(A)(i), 457 or 403(b) of the Code, and elective amounts that are not includible in the gross income of the Participant by reason of Section 132(f)(4) of the Code. For this purpose, no more than 50 Employees (or, if lesser, the greater of three or ten percent of the Employees) shall be treated as officers. The constructive ownership rules of Section 318 of the Code (or the principles of that section, in the case of an unincorporated Subsidiary) shall apply to determine ownership in each Subsidiary.
     “Subsidiary” shall mean (a) for purposes of Awards other than Performance Unit Awards, any corporation or legal entity as to which more than fifty percent (50%) of the outstanding voting shares, ADSs or interests shall now or hereafter be owned or controlled, directly by a person, any Subsidiary of such person, or any Subsidiary of such Subsidiary, and (b) for purposes of Performance Unit Awards, a corporation that is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Company, any trade or business (whether or not incorporated) which are in common control (as defined in Section 414(c) of the Code) with the Company, or any entity that is a member of the same affiliated service group (as defined in Section 414(m) of the Code) as the Company. For

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purposes of the definition of Employee, Subsidiary shall mean a subsidiary within the meaning of Section 1159 of the Act.
     “Tax Equalization” or “Hypothetical Tax” shall mean, effective May 31, 2006, the methodology established by the Company, either through general personnel policies or specific agreement, to neutralize, in whole or in part, the tax consequences to Employees assigned to locations outside of the Employee’s home country.
     “Ten-Percent Holder” shall mean a person that owns more than ten percent (10%) of the total combined voting power of all classes of outstanding ADSs of the Company or any of its Subsidiaries, taking into account the attribution rules set forth in Section 424 of the Code. For purposes of this definition of “Ten-Percent Holder,” the term “outstanding share” shall include all shares (including Shares represented by ADSs) actually issued and outstanding immediately after the grant of an Option to an Optionee. “Outstanding share” shall not include reacquired shares or shares authorized for issuance under outstanding Options held by the Optionee or by any other person.
     “U.S. GAAP” shall mean generally accepted accounting principles in the U.S.
SECTION 3
ADMINISTRATION
     (a) General Administration. This Plan shall be administered by the Committee.
     (b) Authority of Committee. The Committee shall administer this Plan so as to comply at all times with the Exchange Act (if applicable) and, subject to the Code and the Act, shall otherwise have sole and absolute and final authority to interpret this Plan and to make all determinations specified in or permitted by this Plan or deemed necessary or desirable for its administration or for the conduct of the Committee’s business, including, without limitation, the authority to take the following actions:
(i)	To interpret and administer this Plan and to apply its provisions;

(ii)	To adopt, amend or rescind rules, procedures and forms relating to this Plan;

(iii)	To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of this Plan;

(iv)	Unless otherwise specified by the terms of this Plan, to determine when Awards are to be granted under this Plan;

(v)	Unless otherwise specified by the terms of this Plan, to select the Employees and Participants to whom Awards may be awarded from time to time;

(vi)	Unless otherwise specified by the terms of this Plan, to determine the type or types of Award to be granted to each Participant hereunder;

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(vii)	Unless otherwise specified by the terms of this Plan, to determine (A) the number of ADSs to be made subject to each Award other than a Performance Unit Award, and (B) the potential value to be made subject to each Performance Unit Award;

(viii)	To determine the Fair Market Value of the ADSs and the exercise price per ADS of Awards to be granted;

(ix)	Unless otherwise specified by the terms of this Plan, to prescribe the terms, conditions and restrictions, not inconsistent with the provisions of this Plan, of any Award granted hereunder and, with the consent of the Participants, modify or amend each Award;

(x)	To determine whether, to what extent, and under what circumstances Awards may be reduced, canceled or suspended;

(xi)	To amend or modify (A) any outstanding Performance Awards, in its discretion, in accordance with Section 7(h)(iv), and (B) any outstanding Performance Unit Awards, in its discretion in accordance, with Section 8(g)(i);

(xii)	To establish procedures for an Optionee (A) to have withheld from the total number of ADSs to be acquired upon the exercise of an Option that number of ADSs having a Fair Market Value, which, together with such cash as shall be paid in respect of a fractional ADS, shall equal the Exercise Price, and (B) to exercise a portion of an Option by delivering that number of Qualifying ADSs having a Fair Market Value which shall equal the Exercise Price;

(xiii)	Effective May 31, 2006, to establish procedures whereby a number of ADSs may be withheld from the total number of ADSs to be issued upon exercise of an Option, or surrendered by a Participant in connection with the exercise of an Option, or the vesting of any Restricted ADS Award, or the settlement of any Performance Unit Award, to meet the obligation of the Company or any of its Subsidiaries with respect to withholding of Host Country or country of the Participant’s residence or citizenship, if applicable, Employee Taxes incurred by the Participant upon such exercise, surrender, vesting or settlement or to meet the obligation of the Participant, if any, to the Company or any of its Subsidiaries under the Company’s Tax Equalization or Hypothetical Tax policies or specific agreements relating thereto;

(xiv)	To establish and interpret Performance Goals and the specific performance factors and targets in relation to the Performance Goals in connection with any grant of Performance Awards or Performance Unit Awards; provided that in any case, the Performance Goals may be based on either a single period or cumulative results, aggregate or per-share data or results computed independently or with respect to a peer group;

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(xv)	Evaluate the level of performance over a Performance Period and certify the level of performance attained with respect to Performance Goals and specific performance factors and targets related to Performance Goals;

(xvi)	Waive or amend any terms, conditions, restriction or limitation on an Award, except that the prohibition on the repricing of Options, as described in Section 6(h), may not be waived;

(xvii)	Make any adjustments to this Plan (including but not limited to adjustment of the number of ADSs available under this Plan or any Award) and any Award granted under this Plan, as may be appropriate pursuant to Section 10;

(xviii)	Notwithstanding the provisions of Section 14(b), to issue Awards of Options and Restricted ADSs, or either of them, which, in the Committee’s discretion, (A) for Awards granted after December 25, 2006, will not be subject to accelerated vesting and, as respects Options, may not remain exercisable for the entire Option Term upon retirement by a Participant on or after his or her Normal Retirement Age, and/or (B) for Awards granted after May 20, 2008 with respect to any Participants who will attain Normal Retirement Age within a specified period of time following the Date of Grant, will be subject to accelerated vesting upon a specified deferred date following the achievement of Normal Retirement Age and, as respects Options, may remain exercisable for all or a portion of the entire Option Term upon that specified deferred date following achievement of Normal Retirement Age, all as shall be determined by the Committee and stated in the Award;

(xix)	Notwithstanding the provisions of Sections 14(b), (c) and (d), to issue Performance Unit Awards which, in the Committee’s discretion, (A) will not be subject to automatic accelerated vesting and interpretation upon Retirement by a Participant as if the specific targets related to his or her Performance Unit Award have been achieved to a level of performance as of the date of his or her Retirement that would cause all (100%) of the targeted amount under the Performance Unit Award to become payable, and/or (B) for Performance Unit Awards with respect to any Participants who will attain Normal Retirement Age within a specified period of time following the Date of Grant, will be subject to accelerated vesting and interpretation described in clause (A) upon a specified deferred date following the achievement of Normal Retirement Age, all as shall be determined by the Committee and stated in the Performance Unit Award;

(xx)	Notwithstanding the provisions of Section 10(c), to issue Awards of Restricted ADSs after March 31, 2008, which, in the Committee’s discretion, will not be subject to automatic waiver of the remaining restrictions and accelerated vesting if the employment of the Participant is terminated for certain reasons specified in Section 10(c) within the two-year period following a Change in Control of the Company, as shall be determined by the Committee and stated in the Award;

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(xxi)	Notwithstanding the provisions of Section 10(c), to issue Performance Unit Awards which, in the Committee’s discretion, will not be subject to automatic accelerated vesting and interpretation upon the date the Services of the Participant terminates for certain reasons specified in Section 10(c) within the two-year period following a Change in Control of the Company as if the specific targets related to his or her Performance Unit Award have been achieved to a level of performance as of the date his or her Services terminates that would cause all (100%) of the targeted amount under the Performance Unit Award to become payable, as shall be determined by the Committee and stated in the Performance Unit Award; and

(xxii)	Appoint such agents as it shall deem appropriate for proper administration of this Plan; and

(xxiii)	To enter into arrangements with the trustee of any employee benefit trust established by the Company or any of its Subsidiaries to facilitate the administration of Awards under this Plan; and

(xxiv)	To take any other actions deemed necessary or advisable for the administration of this Plan.
     The Committee may, in its sole and absolute discretion, and subject to the provisions of this Plan, from time to time delegate any or all of its authority to administer this Plan to any other persons or committee as it deems necessary or appropriate for the proper administration of this Plan, except that no such delegation shall be made in the case of Awards intended to be qualified under Section 162(m) of the Code or Awards held by Employees who are subject to the reporting requirements of Section 16(a) of the Exchange Act. All interpretations and determinations of the Committee made with respect to the granting of Awards shall be final, conclusive and binding on all interested parties. The Committee may make grants of Awards on an individual or group basis.
     (c) Employment of Advisors. The Committee may employ attorneys, consultants, accountants, and other advisors, and the Committee, the Company and the officers and directors of the Company may rely upon the advice, opinions or valuations of the advisors employed.
     (d) Limitation of Liability/Rights of Indemnification.
(i)	To the fullest extent permitted by applicable law and subject to Subsection (d)(ii) below, no member of the Committee or any person acting as a delegate of the Committee with respect to this Plan shall be liable for any action that is taken or is omitted to be taken or for any losses resulting from any action, interpretation, construction or omission made in good faith with respect to this Plan or any Award granted under this Plan. In addition to such other rights of indemnification as they may have as directors, to the fullest extent permitted by applicable law and subject to Subsection (d)(iii) below, members of the Committee shall be indemnified by the Company against any reasonable expenses, including attorneys’ fees actually and necessarily incurred, which they or any of them may

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incur by reason of any action taken or failure to act under or in connection with this Plan or any Option or other Award granted thereunder, and against all amounts paid by them in settlement of any claim related thereto (provided such settlement is approved by independent legal counsel selected by the Company), or paid by them in satisfaction of a judgment in any such action, suit or proceeding that such director or Committee member is liable for negligence or misconduct in the performance of his or her duties; provided that within sixty (60) days after institution of any such action, suit or proceeding a director or Committee member shall in writing offer the Company the opportunity, at its own expense, to handle the defense of the same.

(ii)	Nothing in this Section 3 shall exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company.

(iii)	Notwithstanding any provision in this Plan to the contrary, the Company does not make any indemnity in respect of:
(A)	any claim brought against a director of the Company or of any Associated Company (for purposes of this Section 3 only, a “Director”) brought by the Company or an Associated Company for negligence, default, breach of duty or breach of trust;

(B)	any liability of a Director to pay:
(1)	a fine imposed in criminal proceedings; or

(2)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising);
(C)	any liability incurred by a Director:
(1)	in defending any criminal proceedings in which he is convicted;

(2)	in defending any civil proceedings brought by the Company or an Associated Company in which judgment is given against him; or

(3)	in connection with any application under Section 661(3) or (4) of the Act or Section 1157 of the Act in which the court refuses to grant the Director relief.
(iv)	For the purpose of this Section 3, “company” means a company formed and registered under the Act, references to a conviction, judgment or refusal of relief are to the final decision in the relevant proceedings which shall be determined in accordance with Section 234(5) of the Act and references to an “Associated

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Company” are to an associated company of the Company within the meaning of the Act.
     (e) Holding Period. The Committee may in its sole discretion require as a condition to the granting of any Award, that a Participant hold the Award for a period of six (6) months following the date of such acquisition. This condition shall be satisfied with respect to a derivative security (as defined in Rule 16a-1(c) under the Exchange Act) if at least six (6) months elapse from the date of acquisition of the derivative security to the date of disposition of the derivative security (other than upon exercise or conversion) or its underlying equity security.
SECTION 4
ELIGIBILITY
     (a) General Rule. Subject to the limitations set forth in Subsection (b) below or elsewhere in this Plan, Employees shall be eligible to participate in this Plan. A Participant may be granted more than one Award under this Plan, and Awards may be granted at any time or times during the term of this Plan. The grant of an Award to an Employee shall not be deemed either to entitle that individual to, or to disqualify that individual from, participation in any other grant of Awards under this Plan. Awards may also be granted under an Annex to the Plan. Non-Employee Directors are not eligible to be granted Awards under the main rules of the Plan, and shall only be eligible to participate in Awards granted under an Annex to the Plan.
     (b) Non-Employee Ineligible for ISOs. In no event shall an ISO be granted to any individual who is not an Employee on the Date of Grant.
SECTION 5
ADSs SUBJECT TO PLAN
     (a) Basic Limitation. ADSs offered or subject to Awards granted under this Plan, or issued in settlement of Performance Unit Awards granted under this Plan, may be authorized but unissued ADSs, including any ADSs held in reserve by a Subsidiary, or ADSs that have been acquired by the trustees of any employee benefit trust established in connection with this Plan. Subject to adjustment pursuant to Section 10, the aggregate number of ADSs that are available for issuance under this Plan shall not exceed ten million (10,000,000) ADSs (the “Plan Maximum”). Effective November 4, 2008, as approved by a vote at the 2009 annual meeting of the ENSCO International Incorporated stockholders (the “2009 Annual Meeting”) of the owners of at least a majority of the shares of common stock of ENSCO International Incorporated, present in person or by proxy and entitled to vote at the 2009 Annual Meeting, (i) Restricted ADS Awards, all of which can be issued as Performance Awards, and Performance Unit Awards on no more than six million (6,000,000) ADSs, and (ii) Options on no more than the number of ADSs equal to the difference between the Plan Maximum and the actual aggregate number of ADSs issued as Restricted ADS Awards and in settlement of Performance Unit Awards and, in each case, subject to adjustment pursuant to Section 10 of this Plan, may be issued under this Plan. The Committee shall not issue more ADSs than are available for issuance under this Plan. The number of ADSs that are subject to unexercised Options at any time under this Plan shall not exceed the number of ADSs that remain available for issuance under this Plan. The Company, during the term of this Plan, shall at all times reserve and keep available sufficient ADSs to

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satisfy the requirements of this Plan. ADSs shall be deemed to have been issued under this Plan only to the extent actually issued and delivered pursuant to an Award; provided, however, in no event shall any ADSs that have been subject to Options or Restricted ADS Awards be returned to the number of ADSs available under this Plan Maximum for distribution in connection with the same type of future Awards by reason of such ADSs (i) being withheld, if permitted under Section 3(b)(xii) and Section 6(f)(ii), from the total number of ADSs to be issued upon the exercise of Options as payment of the Exercise Price of such Options, or (ii) being withheld, if permitted under Section 3(b)(xiii) and Section 9(b), from the total number of ADSs to be issued upon the exercise of Options, the vesting of any Restricted ADS Awards or the settlement of any Performance Unit Awards to meet the withholding obligations related to such exercises, vesting and settlement. Nothing in this Section 5(a) shall impair the right of the Company to reduce the number of outstanding ADSs pursuant to repurchases, redemptions, or otherwise; provided, however, that no reduction in the number of outstanding ADSs shall (i) impair the validity of any outstanding Award, whether or not that Award is fully vested, exercisable, or earned and payable or (ii) impair the status of any ADSs previously issued pursuant to an Award as duly authorized, validly issued, fully paid, and nonassessable. The ADSs to be delivered under this Plan shall be made available from (a) authorized but unissued ADSs, including any ADSs held in reserve by any Subsidiary or (b) ADSs forfeited under this Plan that are held in an employee benefit trust, in each situation as the Committee may determine from time to time in its sole discretion.
     (b) Additional ADSs. In the event any ADSs that have been subject to issuance upon exercise of an Option cease to be subject to such Option, or if any ADSs that are subject to a Restricted ADS Award or Performance Award are forfeited or any such Award terminates, such ADSs to the extent of such forfeiture or termination (including ADSs that have been acquired by the trustees of any employee benefit trust established in connection with this Plan pursuant to forfeiture of an Award), shall again be available for distribution in connection with the same type of future Awards under this Plan and the re-issuance of such ADSs shall not be counted for purposes of computing the number of ADSs that may be granted in connection with the same type of Award under this Plan. For this purpose, Restricted ADS Awards and Performance Unit Awards are considered to be the same type of Award.
SECTION 6
TERMS AND CONDITIONS OF OPTIONS
     (a) Form of Option Grant. Each Option granted under this Plan shall be evidenced by an Award Deed and shall comply with and be subject to the terms and conditions of this Plan. In addition, the Participant must enter into an Option Agreement in such form (which need not be the same for each Participant) as the Committee shall from time to time approve. If an ISO and an NSO are granted to the same Optionee at the same time, the form of each Option will be clearly identified, and they will be deemed to have been granted in separate grants. In no event will the exercise of one Option affect the right to exercise the other Option.
     (b) Date of Grant. The Date of Grant of an Option shall be as defined in Section 2. The Committee makes the determination to grant such Options unless otherwise specified by the Committee or the terms of this Plan. The applicable Award Deed and Option Agreement shall be delivered to the Participant within a reasonable time after the granting of the Option.

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     (c) Term of Option. The term of each Option shall be such term as may be determined by the Committee, but (except in the limited circumstance specified in Section 14(e)) such term shall not exceed seven (7) years (or five (5) years in the case of an ISO granted to a Participant who is a Ten-Percent Holder on the Date of Grant).
     (d) Vesting of Options. Unless otherwise provided in the applicable Option Agreement or this Section 6(d), each Option granted pursuant to this Plan shall vest at the rate of 25% per year, on each anniversary of the Date of Grant, until such Option is fully vested.
     (e) Termination of an Option. All Options shall terminate upon their expiration, their surrender, upon breach by the Optionee of any provisions of the Option, or in accordance with any other rules and procedures incorporated into the terms and conditions governing the Options as the Committee shall deem advisable or appropriate.
     (f) Exercise Price and Method of Payment.
          (i) Exercise Price. The Exercise Price shall be such price as is determined by the Committee in its sole discretion and set forth in the Option Agreement; provided, however, that the Exercise Price shall not be less than 100% of the Fair Market Value of the ADSs subject to such Option on the Date of Grant (or 110% in the case of an ISO granted to a Participant who is a Ten-Percent Holder on the Date of Grant).
          (ii) Payment for ADSs. Payment for the ADSs upon exercise of an Option shall be made in cash, by check acceptable to the Company or by any other method of payment as may be permitted under applicable law and authorized under Section 3(b) and stated in the Option Agreement (at the Date of Grant with respect to any Option granted as an ISO).
     (g) Exercise of Option.
          (i) Any Option granted hereunder shall be exercisable at such times and under such conditions as shall be determined by the Committee, including without limitation Performance Goals, and in accordance with the terms of this Plan.
          (ii) An Option may not be exercised for a fraction of an ADS.
          (iii) An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option Agreement by the Optionee and full payment for the ADSs with respect to which the Option is exercised has been received by the Company or its designee. Full payment may, as authorized by the Committee, consist of any form of consideration and method of payment allowable under Section 6(f)(ii). Upon receipt of notice of exercise and full payment for the ADSs, the ADSs shall be deemed to have been issued and the Optionee shall be entitled to receive such ADSs and shall have the rights of a holder of an ADS, and the ADS shall be considered fully paid and nonassessable. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Participant is recorded as holder of the ADS, except as provided in Section 10.

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          (iv) Each exercise of an Option shall reduce, by an equal number, the total number of ADSs that may thereafter be purchased under such Option.
     (h) Restriction on Repricing. The Exercise Price of outstanding Options may not be altered or amended, except with respect to adjustments for changes in capitalization as provided in Section 10(a). Within the limitations of this Plan, the Committee may otherwise modify outstanding Options; provided that no modification of an Option shall, without the consent of the Optionee, alter or impair the Optionee’s rights or obligations under such Option.
     (i) Restrictions on Transfer of ADSs. Any ADSs issued upon exercise of an Option shall be subject to such rights of repurchase and other transfer restrictions as the Committee may determine in its sole discretion. Such restrictions shall be set forth in the applicable Option Agreement.
     (j) Special Limitation on ISOs. To the extent that the aggregate Fair Market Value (determined on the Date of Grant) of the ADSs with respect to which ISOs are exercisable for the first time by an individual during any calendar year under this Plan, and under all other plans maintained by the Company, exceeds $100,000, such Options shall be treated as Options that are not ISOs.
     (k) Leaves of Absence. Leaves of Absence approved by the Company which conform to the policies of the Company shall not be considered termination of employment if the employer-employee relationship as defined under the Code or the regulations promulgated thereunder otherwise exists.
     (l) Limitation on Grants of Options to Covered Employees. The total number of ADSs for which Options may be granted and which may be awarded as Restricted ADSs to any Covered Employee during any one (1) year period shall not exceed fifteen percent (15%) of this Plan Maximum in the aggregate. The limitation set forth in the preceding sentence shall be applied in a manner which will permit compensation generated under this Plan, where appropriate and intended, to constitute “performance-based compensation” for purposes of Section 162(m) of the Code, including counting against such maximum number of ADSs, to the extent required under Section 162(m) of the Code and applicable interpretive authority thereunder, any ADSs subject to Options or other Awards that are canceled or repriced.
     (m) Disqualifying Disposition. The Option Agreement evidencing any ISO granted under this Plan shall provide that if the Optionee makes a disposition, within the meaning of Section 424(c) of the Code, of any ADS or ADSs issued to him or her pursuant to the exercise of the ISO within the two-(2) year period commencing on the day after the Date of Grant of such Option or within the one-(1) year period commencing on the day after the date of transfer of the ADS or ADSs to him or her pursuant to the exercise of such Option, he or she shall, within ten (10) days of such disposition, notify the Company thereof and immediately deliver to the Company any amount of Employee Taxes required by law to be withheld.
     (n) Acquisitions and Other Transactions. Notwithstanding the provisions of Section 10(c), in the case of an Option issued or assumed pursuant to Section 10(c), the exercise price and number of ADSs for the Option shall be determined in accordance with the principles

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of Section 424(a) of the Code. The Committee may, from time to time, assume outstanding options granted by another entity, whether in connection with an acquisition of such other entity or otherwise, by either (i) granting an Option under this Plan in replacement of or in substitution for the option assumed by the Company, or (ii) treating the assumed option as if it had been granted under this Plan if the terms of such assumed option could be applied to an Option granted under this Plan. Such assumption shall be permissible if the holder of the assumed option would have been eligible to be granted an Option hereunder if the other entity had applied the rules of this Plan to such grant. The Committee also may grant Options under this Plan in settlement of or substitution for, outstanding options or obligations to grant future options in connection with the Company or a Subsidiary acquiring another entity, an interest in another entity or an additional interest in a Subsidiary whether by merger, share purchase, asset purchase or other form of transaction.
SECTION 7
RESTRICTED ADS AWARDS
     (a) Authority to Grant Restricted ADS Awards. The Committee is hereby authorized to grant awards of Restricted ADSs to Participants. The Committee may determine to grant awards of Restricted ADSs as Performance Awards subject to the requirements of Section 7(h).
          (i) Restricted ADSs shall be subject to such terms, conditions and restrictions as the Committee may approve in the form of Award Agreement or otherwise impose (including, without limitation, any limitations on the right to vote in connection with the Restricted ADS or the right to receive any dividend or other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.
          (ii) The terms, conditions and restrictions of the Restricted ADS Award shall be determined from time to time by the Committee without limitation, except as otherwise provided in this Plan; provided, however, that each grant of a Restricted ADS Award shall require the Participant to remain an Employee of the Company or any of its Subsidiaries for at least six (6) months from the Date of Grant.
          (iii) Restricted ADS Awards are ADS bonus awards that may be granted either alone or in addition to other Awards granted under this Plan. The Committee shall determine the nature, length, price and starting and ending dates of any restriction period (the “Restriction Period”) for each Restricted ADS Award, and shall determine the time and/or Performance Goals to be used in the determination of a Restricted ADS Award, the target and maximum amount payable, and the extent to which such Restricted ADS Awards have been earned. Restricted ADS Awards may vary from Participant to Participant and between groups of Participants. A Restricted ADS Award may also be granted in the form of a unit, with no cash consideration for such unit, with one unit entitling a Participant to one ADS upon fulfillment of the vesting restrictions determined by the Committee. A Restricted ADS Award performance factor, if any, shall be based upon the achievement of performance goals by the Company, Subsidiary, or upon such individual performance factors or upon such other criteria as the Committee may deem appropriate. Restriction Periods may overlap and Participants may participate simultaneously

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with respect to Restricted ADS Awards that are subject to different Restriction Periods and different time and/or performance factors and criteria. Restricted ADS Awards shall be confirmed by, and be subject to the terms of, an Award Agreement. The terms of such Awards need not be the same with respect to each Participant.
          (iv) At the beginning of each Restriction Period, the Committee shall determine for each Restricted ADS Award subject to such Restriction Period, the number of ADSs to be awarded to the Participant at the end of the Restriction Period if and to the extent that the relevant measures of time and/or performance for such Restricted ADS Award are met. Such number of ADSs may be fixed or may vary in accordance with such time and/or performance or other criteria as may be determined by the Committee.
          (v) Absent other terms, conditions and restrictions of the Restricted ADS Awards being adopted by the Committee, it is contemplated that annual grants of Restricted ADS Awards shall vest at the rate of twenty percent (20%) per year on anniversary dates of the Date of Grant, and shall be fully vested at the end of five (5) years from the Date of Grant, and that Restricted ADS Awards granted to newly hired Employees shall vest at the rate of ten percent (10%) per year on anniversary dates of the Date of Grant, and shall be fully vested at the end of ten (10) years from the Date of Grant. The Committee may, however, determine to grant Restricted ADS Awards with different rates of vesting than the rates specified in the preceding sentence. The Committee may legend the certificates representing the Restricted ADS Awards to give appropriate notice of the applicable terms, conditions and restrictions thereof, as well as any applicable restrictions under applicable U.S. federal, state or other securities laws, and may deposit such certificates with the Secretary of the Company pending vesting of the Restricted ADS Awards, or may make other arrangements for the Restricted ADSs to be held on behalf of the Participant in order to ensure compliance with the restrictions.
     (b) Nature of Grant. Any ADS issued to a Participant pursuant to a Restricted ADS Award shall be fully paid up.
     (c) Form of Restricted ADS Award. Each Restricted ADS Award granted under this Plan shall be evidenced by an Award Deed and shall comply with and be subject to the terms and conditions of this Plan. In addition, the Participant must enter into an Award Agreement in such form (which need not be the same for each Participant) as the Committee shall from time to time approve.
     (d) Date of Grant. The Date of Grant of a Restricted ADS Award shall be as defined in Section 2. The Committee makes the determination to grant such Awards unless otherwise specified by the Committee or the terms of this Plan. The applicable Award Deed and Award Agreement shall be delivered to the Participant within a reasonable time after the granting of the Award.
     (e) Term of Restricted ADS Award. The term of each Restricted ADS Award shall be such term as may be determined by the Committee, but such term shall not exceed ten (10) years.

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     (f) Vesting. On the date or dates the Restriction Period terminates, the applicable number of Restricted ADSs shall vest in the Participant and the Company shall arrange for the transfer to Participant of the number of ADSs that are no longer subject to such restrictions.
     (g) Forfeiture. Any Restricted ADSs that are forfeited pursuant to the terms and conditions of this Plan and/or the applicable Award Agreement shall be transferred to an employee benefit trust established in connection with this Plan and the Participant may be required to complete certain documents in order to effectuate such transfer.
     (h) Notice of Election Under 83(b). No Participant shall exercise the election permitted under Section 83(b) of the Code with respect to any Award without the written approval of the General Counsel of the Company. Each Participant making an election will provide a copy thereof to the Company within thirty (30) days of the filing of such election with the U.S. Internal Revenue Service.
     (i) Performance Awards. In the case of any Restricted ADS Awards to any person who is or may become a Covered Employee during the Performance Period or before payment of the Award, the Committee may grant Restricted ADSs as Performance Awards that are intended to comply with the requirements of Section 162(m) of the Code, as determined by the Committee, in the amounts and pursuant to the terms and conditions that the Committee may determine and set forth in the Award Agreement, subject to the provisions below:
          (i) Performance Period. Performance Awards will be awarded in connection with a Performance Period, as determined by the Committee in its discretion; provided, however, that a Performance Period may be no shorter than twelve (12) months.
          (ii) Eligible Participants. Prior to the commencement of each Performance Period beginning before January 1, 2010, the Committee will determine the Employees who will be eligible to receive a Performance Award with respect to that Performance Period; provided that the Committee may determine the eligibility of any Employee, other than a Covered Employee, after the commencement of the Performance Period. For any Performance Period beginning after December 31, 2009, the Committee may elect to determine the Covered Employees who will be eligible to receive a Performance Award with respect to any such Performance Period that is intended to constitute “performance-based compensation” for purposes of Section 162(m) of the Code after the commencement of that Performance Period as long as the Committee’s determinations are made in writing by not later than ninety (90) days after the commencement of that Performance Period and the outcome is substantially uncertain at the time that the determinations are made. The Committee shall provide an Award Agreement to each Participant who receives a grant of a Performance Award under this Plan as soon as administratively feasible after such Participant receives such Award. An Award Agreement for a Performance Award shall specify the applicable Performance Period, and the Performance Goals, specific performance factors and targets related to the Performance Goals, award criteria, and the targeted amount of his or her Performance Award, as well as any other applicable terms of the Performance Award for which he or she is eligible.

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          (iii) Performance Goals; Specific Performance Targets; Award Criteria.
               (A) Prior to the commencement of each Performance Period beginning before January 1, 2010, the Committee shall fix and establish in writing (1) the Performance Goals that will apply to that Performance Period; (2) with respect to Performance Goals, the specific performance factors and targets related to each Participant and, if achieved, the targeted amount of his or her Performance Award; and (3) subject to Subsection (h)(iv) below, the criteria for computing the amount that will be paid with respect to each level of attained performance. The Committee shall also set forth the minimum level of performance, based on objective factors and criteria, that must be attained during the Performance Period before any Performance Goal is deemed to be attained and any Performance Award will be earned and become payable, and the percentage of the Performance Award that will become earned and payable upon attainment of various levels of performance that equal or exceed the minimum required level. For any Performance Period beginning after December 31, 2009, the Committee may elect to determine the Performance Goals and make the other determinations described in the preceding sentences of this Subsection (h)(iii)(A) with respect to each Performance Award awarded for that Performance Period after the commencement of that Performance Period as long as all such required determinations are made by the Committee with respect to any such Performance Award to a Covered Employee that is intended to constitute “performance-based compensation” for purposes of Section 162(m) of the Code by not later than ninety (90) days after the commencement of that Performance Period, and the outcome is substantially uncertain at the time that the required determinations are made. The Committee shall prepare and adopt the Plan Schedule for a particular Performance Period prior to the applicable deadline for that Performance Period specified in this Subsection (h)(iii)A).
               (B) The Committee may, in its discretion, select Performance Goals and specific performance factors and targets that measure the performance of the Company or one or more business units, divisions or Subsidiaries of the Company. The Committee may select Performance Goals and specific performance targets that are absolute or relative to the performance of one or more peer companies or an index of peer companies. Performance Awards awarded to Participants who are not Covered Employees will be based on the Performance Goals and payment formulas that the Committee, in its discretion, may establish for these purposes. These Performance Goals and formulas may be the same as or different than the Performance Goals and formulas that apply to Covered Employees.
          (iv) Adjustments.
               (A) In order to assure the incentive features of this Plan and to avoid distortion in the operation of this Plan, the Committee may make adjustments in the Performance Goals, specific performance factors and targets related to those Performance Goals and award criteria established by it for any Performance Period under this Subsection (h) whether before or after the end of the Performance Period to the extent it deems appropriate in its sole discretion, which shall be conclusive and binding upon all parties concerned, to compensate for or reflect any extraordinary changes which may have occurred during the Performance Period which significantly affect factors that formed part of the basis upon which such Performance Goals, specific performance targets related to those Performance Goals and award criteria were determined. Such changes may include, without limitation, changes in accounting practices, tax,

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regulatory or other laws or regulations, or economic changes not in the ordinary course of business cycles. The Committee also reserves the right to adjust Performance Awards to insulate them from the effects of unanticipated, extraordinary, major business developments, e.g., unusual events such as a special asset writedown, sale of a division, etc. The determination of financial performance achieved for any Performance Period may, but need not be, adjusted by the Committee to reflect such extraordinary, major business developments. Any such determination shall not be affected by subsequent adjustments or restatements.
               (B) In the event of any change in the outstanding Shares or ADSs by reason of any share dividend or split, recapitalization, merger, consolidation, combination or exchange of Shares or ADSs or other similar corporate change, the Committee shall make such adjustments, if any, that it deems appropriate in the Performance Goals, specific performance factors and targets related to those Performance Goals and award criteria established by it under this Subsection (h) for any Performance Period not then completed; any and all such adjustments to be conclusive and binding upon all parties concerned.
               (C) Notwithstanding the foregoing provisions of this Subsection (h)(iv), with respect to a Performance Award to a Covered Employee that is intended to be “performance-based compensation” for purposes of Section 162(m) of the Code, the Committee shall not have any discretion granted by this Subsection (h)(iv), to the extent reserving or exercising such discretion would cause any such Performance Award not to qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.
          (v) Payment; Certification. No Performance Award will vest or be deemed earned and payable with respect to any Covered Employee or other Employee subject to the reporting requirements of Section 16(a) of the Exchange Act until the Committee certifies in writing the level of performance attained for the Performance Period in relation to the applicable Performance Goals. For purposes of this Subsection (h)(v), approved minutes of the Committee meeting in which the certification is made shall be treated as a written certification. In applying Performance Goals, the Committee may, in its discretion, exclude unusual or infrequently occurring items (including any event listed in Section 10 and the cumulative effect of changes in the law, regulations or accounting rules), and may determine no later than ninety (90) days after the commencement of any applicable Performance Period to exclude other items, each determined in accordance with U.S. GAAP (to the extent applicable) and as identified in the financial statements, notes to the financial statements or discussion and analysis of management.
          (vi) Limitation on Grants of Restricted ADSs to Covered Employees. The total number of ADSs for which Restricted ADSs may be awarded and which may be granted as Options to any Covered Employee during any one (1) year period shall not exceed fifteen percent (15%) of the Plan Maximum in the aggregate. The limitation set forth in the preceding sentence shall be applied in a manner which will permit compensation generated under this Plan, where appropriate, to constitute “performance-based compensation” for purposes of Section 162(m) of the Code, including counting against such maximum number of ADSs, to the extent required under Section 162(m) of the Code and applicable interpretive authority thereunder, any Restricted ADSs or other Awards that are canceled or repriced.

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          (vii) Section 162(m) of the Code. To the extent that it is the intent of the Company and the Committee that any Performance Awards be “performance-based compensation” for purposes of Section 162(m) of the Code, this Section 7(h) shall be interpreted in a manner that satisfies the applicable requirements of Section 162(m)(4)(C) of the Code and this Plan shall be operated so that the Company may take a full tax deduction for such Performance Awards. If any provision of this Plan or any Performance Award would otherwise frustrate or conflict with this intent, that provision shall be interpreted and deemed amended so as to avoid this conflict and such terms or provisions shall be deemed inoperative to the extent necessary to avoid the conflict with the requirements of Section 162(m) of the Code without invalidating the remaining provisions hereof. With respect to any intended compliance with Section 162(m) of the Code, if this Plan does not contain any provision required to be included herein under Section 162(m) of the Code, such provisions shall be deemed to be incorporated herein with the same force and effect as if such provision had been set out at length herein.
SECTION 8
PERFORMANCE UNIT AWARDS
     (a) Grant of Performance Unit Awards. The Committee may grant Performance Unit Awards under this Plan payable in the form of ADSs to the eligible Employees determined under Section 4(a). The Committee shall determine the provisions, terms and conditions of each Performance Unit Award, which need not be identical, including, but not limited to, the applicable Performance Period, and the Performance Goals, specific performance factors and targets related to the Performance Goals, award criteria, and the targeted amount of his or her Performance Unit Award, as well as any other applicable terms of the Performance Unit Award for which he or she is eligible, the Date of Grant, the vesting, and the forfeiture provisions, that are not inconsistent with this Plan subject to the provisions of this Section 8.
     (b) Form of Performance Unit Award. Each Performance Unit Award granted under this Plan shall be evidenced by an Award Deed and shall comply with and be subject to the terms and conditions of this Plan. In addition, the Participant must enter into an Award Agreement in such form (which need not be the same for each Participant) as the Committee shall from time to time approve, specifying the other terms and conditions of the Performance Unit Award which are not inconsistent with this Plan, and any provisions that may be necessary to assure that any Performance Unit Award will comply with Section 409A of the Code.
     (c) Grant Criteria. In determining the amount and value of each Performance Unit Award to be granted, the Committee may take into account the responsibility level, performance, potential, other Performance Unit Awards, and such other considerations with respect to a Participant as it deems appropriate.
     (d) Date of Grant. The Date of Grant of a Performance Unit Award shall be as defined in Section 2. The Committee makes the determination to grant such Awards unless otherwise specified by the Committee or the terms of this Plan. The applicable Award Deed and Award Agreement shall be delivered to the Participant within a reasonable time after the granting of the Award.

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     (e) Performance Period. Performance Unit Awards shall be awarded in connection with a Performance Period, as determined by the Committee in its discretion; provided, however, that a Performance Period may be no shorter than twelve (12) months.
     (f) Performance Goals; Specific Performance Targets; Award Criteria.
          (i) The Committee shall fix and establish in writing (A) the Performance Goals that will apply to that Performance Period; (B) with respect to Performance Goals, the specific performance factors and targets related to each Participant and, if achieved, the targeted amount of his or her Performance Unit Award; and (C) subject to Subsection (g)(i) below, the criteria for computing the amount that will be paid with respect to each level of attained performance. The Committee shall also set forth the minimum level of performance, based on objective factors and criteria, that must be attained during the Performance Period before any Performance Goal is deemed to be attained and any Performance Unit Award will be earned and become payable, and the percentage of the Performance Unit Award that will become earned and payable upon attainment of various levels of performance that equal or exceed the minimum required level. The Committee shall prepare and adopt the Plan Schedule for a particular Performance Period.
          (ii) The Committee may, in its discretion, select Performance Goals and specific performance factors and targets that measure the performance of the Company or one or more business units, divisions or Subsidiaries of the Company. The Committee may select Performance Goals and specific performance targets that are absolute or relative to the performance of one or more peer companies or an index of peer companies. Performance Unit Awards awarded to Participants will be based on the Performance Goals and payment formulas that the Committee, in its discretion, may establish for these purposes.
     (g) Adjustments.
          (i) In order to assure the incentive features of this Plan and to avoid distortion in the operation of this Plan, the Committee may make adjustments in the Performance Goals, specific performance factors and targets related to those Performance Goals and award criteria established by it for any Performance Period under this Section 8 whether before or after the end of the Performance Period to the extent it deems appropriate in its sole discretion, which shall be conclusive and binding upon all parties concerned, to compensate for or reflect any extraordinary changes which may have occurred during the Performance Period which significantly affect factors that formed part of the basis upon which such Performance Goals, specific performance targets related to those Performance Goals and award criteria were determined. Such changes may include, without limitation, changes in accounting practices, tax, regulatory or other laws or regulations, or economic changes not in the ordinary course of business cycles. The Committee also reserves the right to adjust Performance Unit Awards to insulate them from the effects of unanticipated, extraordinary, major business developments, e.g., unusual events such as a special asset writedown, sale of a division, etc. The determination of financial performance achieved for any Performance Period may, but need not be, adjusted by the Committee to reflect such extraordinary, major business developments. Any such determination shall not be affected by subsequent adjustments or restatements. The Committee also reserves the right to increase or decrease by up to twenty percent (20%) the amount of the Performance Unit Award determined

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by the Committee pursuant to Section 8(h) to be payable for the Performance Period to any Participant. The determination of the amount of the increase or decrease, if any, in the amount of any such Participant’s Performance Unit Award for the Performance Period shall be determined by the Committee in connection with its determinations under Section 8(h) for the Performance Period.
          (ii) In the event of any change in outstanding Shares or ADSs by reason of any share dividend or split, recapitalization, merger, consolidation, combination or exchange of Shares or ADSs or other similar corporate change, the Committee shall make such adjustments, if any, that it deems appropriate in the Performance Goals, specific performance factors and targets related to those Performance Goals and award criteria established by it under this Section 8 for any Performance Period not then completed; any and all such adjustments to be conclusive and binding upon all parties concerned.
     (h) Payment; Certification. As soon as administratively feasible after the end of each Performance Period, the Committee shall determine whether the Performance Goals applicable to Performance Unit Awards for such Performance Period were satisfied and, if such Performance Goals were satisfied in whole or in part, the amount payable for each Participant granted a Performance Unit Award. Unless otherwise specified by the terms of this Plan, no Performance Unit Award will vest or be deemed earned and payable with respect to any Employee until the Committee certifies in writing the level of performance attained for the Performance Period in relation to the applicable Performance Goals. For purposes of this Subsection (h), approved minutes of the Committee meeting in which the certification is made shall be treated as a written certification. In applying Performance Goals, the Committee may, in its discretion, exclude unusual or infrequently occurring items (including any event listed in Section 10 and the cumulative effect of changes in the law, regulations or accounting rules), and may determine no later than ninety (90) days after the commencement of any applicable Performance Period to exclude other items, each determined in accordance with U.S. GAAP (to the extent applicable) and as identified in the financial statements, notes to the financial statements or discussion and analysis of management.
     (i) Disqualification of Award. This Plan is intended to align the interests of Employee and the holders of ADSs. Occasionally unusual circumstances may arise that are not anticipated by this Plan. Should a situation occur where a Participant is deemed to have (A) breached the Company’s Code of Business Conduct (Ethics) Policy, (B) materially breached any other policy of the Company, or (C) experienced a significant incident involving a fatal or serious injury to an Employee under the supervision of the Participant or significant damage to the property of the Company and its Subsidiaries or the environment which is caused by the actions or inactions of the Participant or one or more Employees under his or her supervision, the Committee, in its sole discretion, may disqualify the Participant from earning or receiving payment of any Performance Unit Award for a given Performance Period in whole or in part. Participation in future Performance Periods may be considered independent of this decision.

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SECTION 9
ISSUANCE OF ADSs; PAYMENT; TAX WITHHOLDING;
NON-U.K. OR U.S. PARTICIPANTS
     (a) Issuance of ADSs. As a condition to the transfer of any ADSs issued under this Plan, the Company may require an opinion of counsel, satisfactory to the Company, to the effect that such transfer will not be in violation of the U.S. Securities Act of 1933, as amended, or any other applicable securities laws, rules or regulations, or that such transfer has been registered under U.S. federal and all applicable state securities laws and, effective May 31, 2006, other non-U.S. registration laws, rules and regulations the Committee deems applicable and for which, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such ADSs. The Company may refrain from delivering or transferring ADSs issued under this Plan until the Committee has determined that the Participant has tendered to the Company any and all applicable Employee Taxes owed by the Participant as the result of the receipt of an Award, the vesting of an Award, the exercise of an Option or the disposition of any ADSs issued under this Plan, in the event that the Company reasonably determines that it might have a legal liability to satisfy such Employee Taxes and/or, effective May 31, 2006, any amounts owed to the Company under the Company’s Tax Equalization or Hypothetical Tax policies or specific agreements relating thereto. The Company shall not be liable to any person or entity for damages due to any delay in the delivery or issuance of any ADSs for any reason whatsoever.
     (b) Eligibility for Payment for a Performance Unit Award. Except as provided in Sections 14(a)(iii), (b), (c) and (d), upon the Committee’s written certification in accordance with Section 8(h) that a payment for a Performance Unit Award with respect to a Performance Period is due under this Plan, each Participant who has been granted a Performance Unit Award with respect to such Performance Period and who has remained continuously employed by the Company or a Subsidiary until the last day of such Performance Period shall be entitled to the payment amount applicable to such Participant’s Performance Unit Award certified by the Committee for such Performance Period. Payments under this Plan with respect to any such Performance Unit Award shall be made by issuance or transfer of ADSs with an aggregate Fair Market Value (determined as of the date of issuance) equal to the aggregate amount payable. It is intended that payments (including the issuance or transfer of ADSs) under this Plan shall be made as soon as administratively feasible after the end of the Performance Period following written certification by the Committee under Section 8(h) that payment of Performance Unit Awards are due and no later than the December 31st of the year following the year in which that Performance Period ends in order to ensure that this Plan complies with the specified time of payment requirement of Section 409A(a)(2)(A)(iv) of the Code and U.S. Treasury Regulation §§1.409A-3(a)(4) and (b).
     (c) Tax Withholding. Awards under this Plan shall be subject to withholding for Employee Taxes required by law. Each Participant shall, no later than the date as of which the value of any Award or any ADSs or other amounts received thereunder first becomes includable in the gross income of such Participant for Employee Taxes, pay to the Company or its designee, or make arrangements satisfactory to the Committee regarding payment of, any and all such Employee Taxes required to be withheld with respect to such income and, effective May 31, 2006, any amounts owed to the Company under the Company’s Tax Equalization or

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Hypothetical Tax policies or specific agreements relating thereto. The Company or its designee and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such Employee Taxes from any payment of any kind otherwise due to the Participant and to require any payments necessary in order to enable it to satisfy its withholding obligations. Subject to approval by the Committee and compliance with applicable law, a Participant may elect to have such withholding obligation satisfied, in whole or in part, by (i) authorizing the Company or its designee to withhold from ADSs to be issued pursuant to any Award, a number of ADSs with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company or its designee Qualifying ADSs owned by the Participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the amount of the Employee Taxes. In addition, withholding for Employee Taxes may be by any method set forth in the applicable Award Agreement.
     (d) Non-U.K. or U.S. Participants. Without amending this Plan, the Committee may grant Awards after May 30, 2006 to eligible persons who are performing Services in jurisdictions other than the United Kingdom or the United States on such terms and conditions different from those specified in this Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with the provisions of laws and regulations in other countries or jurisdictions in which the Company or its Subsidiaries operate.
SECTION 10
CAPITALIZATION ADJUSTMENTS; MERGER; CHANGE IN CONTROL
     (a) Adjustments Upon Changes in Capitalization. Subject to any required action by the Shareholders or holders of ADSs, the number of ADSs covered by each outstanding Award (as well as the Exercise Price covered by any outstanding Option), the aggregate number of ADSs that have been authorized for issuance under this Plan and the aggregate number of ADSs that may be issued in connection with grants of Restricted ADS Awards under this Plan shall be proportionately adjusted for any increase or decrease in the number of issued ADSs resulting from a share split, payment of a dividend with respect to the ADSs or any other increase or decrease in the number of issued ADSs effected without receipt of consideration by the Company or any other variation in the share capital of the Company. Such adjustment shall be made by the Committee in its sole discretion, which adjustment shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of ADSs subject to an Option.
     (b) Dissolution, Liquidation, Sale of Assets or Merger. In the event of the dissolution or liquidation of the Company, other than pursuant to a Reorganization (hereinafter defined), any Award granted under this Plan shall terminate as of a date to be fixed by the Committee, provided that not less than thirty (30) days’ written notice of the date so fixed shall be given to each Participant and each such Participant shall have the right during such period to acquire ADSs under Awards or to exercise his or her Options as to all or any part of the ADSs

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covered thereby, including ADSs as to which such Awards would not otherwise be vested by reason of an insufficient lapse of time.
     In the event of a Reorganization in which the Company is not the surviving or acquiring company, or in which the Company is or becomes a wholly-owned subsidiary of another company after the effective date of the Reorganization, then
          (i) if there is no plan or agreement respecting the Reorganization (“Reorganization Agreement”) or if the Reorganization Agreement does not specifically provide for the change, conversion or exchange of the ADSs under outstanding Awards for securities of another corporation, then the Committee shall take such action, and the Awards shall terminate, as provided above; or
          (ii) if there is a Reorganization Agreement and if the Reorganization Agreement specifically provides for the change, conversion or exchange of the ADSs under outstanding Awards or unexercised Options for securities of another corporation, then the Committee, to the extent permissible under the Act and the Code, shall adjust the ADSs under such outstanding unexercised Options (and shall adjust the ADSs which are then available to be optioned, if the Reorganization Agreement makes specific provisions therefor) in a manner not inconsistent with the provisions of the Reorganization Agreement for the adjustment, change, conversion or exchange of such Awards and such Options.
     The term “Reorganization” as used in this Section 10(b) shall mean any scheme of arrangement, statutory merger, statutory consolidations, sale of all of the assets of the Company, or sale, pursuant to any agreement with the Company, of securities of the Company pursuant to which the Company is or becomes a wholly-owned subsidiary of another company after the effective date of the Reorganization.
     Except as provided above in this Section 10(b) and except as otherwise provided by the Committee in its sole discretion, any Awards shall terminate immediately prior to the consummation of such proposed action.
     (c) Effect of Termination of Employment for Certain Reasons Following a Change in Control. If the employment of a Participant is terminated without Cause (as defined in Section 11(e)) or if the Participant resigns from his or her employment for “good reason” within the two-year period following a Change in Control of the Company, (i) each of the Participant’s Options that are not otherwise fully vested and exercisable shall become fully vested and exercisable, notwithstanding Section 6(d), and the Participant shall have the right to exercise those Options as provided in Section 14(a)(i), or for such other period of time as may be determined by the Committee, (ii) all Restricted ADSs held by such Participant that are still subject to restrictions shall have the remaining restrictions automatically waived and the Participant shall be fully vested in those ADSs, and (iii) all Performance Unit Awards held by such Participant shall be interpreted as if the specific targets related to the Performance Goals established by the Committee for that Participant for that Performance Period have been achieved to a level of performance, as of the date his or her Services terminates, that would cause all (100%) of the Participant’s targeted amount under the Performance Unit Award to become payable. Except as provided in the next sentence, the amount determined pursuant to clause (iii)

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of the preceding sentence of this Subsection (c) shall be paid within sixty (60) days of the date the Participant’s Services terminates. If, however, the Participant is a Specified Employee on the date his or her Services terminates, payment of the amount under this Subsection (c) shall not be made until the date which is six (6) months after the date his or her Services terminates.
     For purposes of this Section 10(c), a Participant may regard his or her employment as being constructively terminated and may, therefore, resign within thirty (30) days of his or her discovery of the occurrence of one or more of the following events, any of which will constitute “good reason” for such resignation if they occur within the two-year period following a Change in Control of the Company:
          (i) without the Participant’s express written consent, the assignment of the Participant to any position which is not at least equivalent to the Participant’s duties, responsibilities and status within the Company and its Subsidiaries immediately prior to the Change in Control;
          (ii) a reduction of the Participant’s base salary or of any bonus compensation formula applicable to him or her immediately prior to the Change in Control;
          (iii) a failure to maintain any of the employee benefits to which Participant is entitled at a level substantially equal to or greater than the value to him or her and his or her dependents of those employee benefits in effect immediately prior to the Change in Control through the continuation of the same or substantially similar plans, programs, policies; or the taking of any action that would materially effect the Participant’s participation in or reduce the Participant’s benefits under any such plans, programs or policies, or deprive the Participant or his or her dependents of any material fringe benefits enjoyed by the Participant immediately prior to the Change in Control;
          (iv) the failure to permit the Participant to take substantially the same number of paid vacation days and leave to which the Participant is entitled immediately prior to the Change in Control; or
          (v) effective April 1, 2008, requiring the Participant who is based in the office of ENSCO International Incorporated in Dallas, Texas on the date a Change in Control of the Company occurs to be based anywhere other than within a fifty (50) mile radius of the office of ENSCO International Incorporated in Dallas, Texas, except for required travel on business to an extent substantially consistent with the Participant’s business travel obligations immediately prior to the Change in Control.
     In the event of the occurrence of any of the above listed events and in the event the Participant wishes to resign from his or her employment on the basis of occurrence of such event, the Participant shall give notice of his or her proposed resignation, and the successor corporation shall have a period of thirty (30) days following its receipt of such notice to remedy the breach or occurrence giving rise to such proposed resignation. In the event the successor corporation fails to so remedy said breach or occurrence by expiration of said thirty (30)-day period, the Participant shall be deemed to have resigned from his or her employment for good

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reason pursuant to this Section 10(c) and shall be treated as if his or her employment has been terminated without Cause and he or she shall be entitled to the treatment of his or her Awards and Options described in this Section 10(c).
     (d) Acquisitions and Other Transactions. The Committee may, from time to time, approve the assumption of outstanding awards granted by another entity, whether in connection with an acquisition of such other entity or otherwise, by either (i) granting an Award under this Plan in replacement of or in substitution for the awards assumed by the Company, or (ii) treating the assumed award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such assumption shall be permissible if the holder of the assumed award would have been eligible to be granted an Award hereunder if the other entity had applied the rules of this Plan to such grant.
SECTION 11
RETURN OF PROCEEDS
     (a) Requirements. The Committee, in its discretion, may include as a term of any Participant’s Option Agreement or any Award Agreement, provisions requiring that:
          (i) if the Participant who is an Employee engages in an activity that competes with the business of the Company or any of its Subsidiaries within one (1) year after (A) such Participant voluntarily resigned or retired from his or her position as an Employee, or (B) his or her status as an Employee was terminated by the Company for Cause (as defined in Section 11(e) below) (either event constituting a “Termination”); and
          (ii) if (A) the Participant had exercised Options, (B) Restricted ADSs held by the Participant had vested, or (C) the Participant had Performance Unit Awards that had vested and become payable, within one (1) year of the date of Termination:
then the Participant shall be required to remit to the Company, within five (5) business days of receipt of written demand therefor, the amounts set forth in Subsection 11(b), 11(c), or 11(d), as appropriate.
     (b) Proceeds of Options. If the Participant exercised Options within one (1) year of the date of Termination, and if the Committee, in its sole discretion, has so provided in the Participant’s Option Agreement, the Participant shall remit to the Company or its designee an amount in good funds equal to the excess of (i) the Fair Market Value per ADS on the date of exercise of such Option(s) multiplied by the number of ADSs with respect to which the Options were exercised over (ii) the aggregate option Exercise Price for such ADSs.
     (c) Vested Restricted ADS Awards and the Proceeds Therefrom. If Restricted ADS Award grants held by the Participant vested within one (1) year of the date of Termination, and if the Committee, in its sole discretion, has so provided in the Award Agreements, the Participant shall remit to the Company or its designee an amount in good funds equal to the Fair Market Value of such ADSs computed as of the date of vesting of such ADSs.

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     (d) Vested Performance Unit Awards and the Proceeds Therefrom. If Performance Unit Award grants held by the Participant vest and become payable within one (1) year of the date of Termination, and if the Committee, in its sole discretion, has so provided in the Award Agreements, the Participant shall remit to the Company or its designee an amount in good funds equal to the sum of the Fair Market Value of the ADSs issued in settlement of that Performance Unit Award, if any, computed as of the date of issuance of such ADSs.
     (e) Definition of Cause. For purposes of this Section 11, Section 10(c) and Section 14, “Cause” is defined as and limited to (i) gross misconduct or gross neglect by the Participant in the discharge of his or her duties as an Employee, (ii) the breach by the Participant of any policy or written agreement with the Company or any of its Subsidiaries, including, without limitation, the Company’s Code of Business Conduct (Ethics) Policy and any employment or non-disclosure agreement, (iii) proven dishonesty in the performance of the Participant’s duties, (iv) the Participant’s conviction or a plea of guilty or nolo contendere to a felony or crime of moral turpitude, or (v) the Participant’s alcohol or drug abuse; provided, however, the Participant shall not be deemed to have been dismissed for cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the Board or the Committee at a meeting duly called and held for the purpose (after reasonable notice to the Participant and an opportunity for the Participant, together with his or her counsel, to be heard before the Board or Committee), finding that in the good-faith, reasonable opinion of the Board or Committee, the Participant was guilty of the conduct set forth in this sentence and specifying the particulars in detail.
SECTION 12
NO EMPLOYMENT RIGHTS
     No provisions of this Plan under any Award Agreement shall be construed to give any Participant any right to remain an Employee of, or provide Services to, the Company or any of its Subsidiaries or to affect the right of the Company to terminate any Employee’s Services at any time, with or without cause.
SECTION 13
TERM OF PLAN; EFFECT OF AMENDMENT OR TERMINATION
     (a) Term of Plan. This Plan shall continue in effect for a term of ten (10) years ending December 31, 2014 unless sooner terminated under this Section 13.
     (b) Amendment and Termination. The Committee in its sole discretion may terminate this Plan at any time and may amend this Plan at any time in such respects as the Committee may deem advisable; provided, that (i) (A) any change in the aggregate number of ADSs that may be issued under this Plan, other than in connection with an adjustment under Section 10 of this Plan, or change in the Employees eligible to receive Awards under this Plan, and (B) any other amendment that is or would be a “material revision” to this Plan under the then-applicable rules or requirements of the New York Stock Exchange, shall require the approval of the shareholders of the Company in the manner provided by the Company’s bylaws, as amended, and (ii) no amendment, suspension or termination of this Plan shall materially

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adversely affect the rights of a Participant with respect to compensation previously earned and not yet paid.
     (c) Effect of Termination. In the event this Plan terminates or is terminated, no ADSs shall be issued under this Plan, except upon exercise of an Option or vesting of Restricted ADS Award or Performance Award granted prior to such termination. The termination of this Plan, or any amendment thereof, shall not affect any ADSs previously issued to a Participant or any Awards previously granted under this Plan.
SECTION 14
GENERAL PROVISIONS
     (a) Termination of Status as an Employee. Except as provided in Sections 14(b), 14(c) and 14(d) below:
          (i) Effect of Termination on Optionee. A Participant holding an Option who ceases to be an Employee of the Company and its Subsidiaries may, but only until the earlier of (A) the date the Option held by the Participant expires, or (B) ninety (90) days after the date such Participant ceases to be an Employee (or in each case, such shorter period as may be provided in the Option Agreement), exercise the Option to the extent that the Participant was entitled to exercise it on such date, unless the Committee further extends such period in its sole discretion. To the extent that the Participant is not entitled to exercise an Option on the date his or her Services cease, or if the Participant does not exercise it within the time specified herein, such Option shall terminate. The Committee shall have the authority to determine the date a Participant ceases to be an Employee.
          (ii) Effect of Termination of Employment on Restricted ADS Award Holders. In the event an Employee ceases to perform Services for the Company and its Subsidiaries for any reason other than those set forth in Sections 10(c), 14(b), 14(c) or 14(d) during the Restriction Period, then any Restricted ADSs held by such Participant that are still subject to restrictions on the date such Participant ceases to be an Employee of the Company and its Subsidiaries shall be forfeited automatically and returned to the Company.
          (iii) Effect of Termination of Employment on Performance Unit Awards. Except as provided in Section 10(c), if a Participant resigns before his or her Normal Retirement Age or is terminated involuntarily with or without Cause, and such employment termination occurs before the Participant’s Performance Unit Award, if any, has been certified pursuant to Section 8(h), then such Participant shall forfeit that unpaid Performance Unit Award and shall not be entitled to receive any payment under this Plan with respect to his or her Performance Unit Award for such Performance Period.
     (b) Retirement on or after Normal Retirement Age. In the event a Participant ceases to perform Services for the Company and its Subsidiaries as a result of such Participant’s retirement on or after his or her Normal Retirement Age, (i) each of his or her Options shall become fully vested and exercisable, notwithstanding Section 6(d), and shall remain exercisable for the entire Option term, and (ii) all of the restrictions remaining on all of the remaining ADSs of each Restricted ADS Award shall be automatically waived and the Participant shall be fully

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vested in those ADSs. If a Participant was granted a Performance Unit Award for a Performance Period and his or her Services with the Company and its Subsidiaries terminates during the Performance Period by reason of Retirement, the Performance Unit Award shall be interpreted as if the specific targets related to the Performance Goals established by the Committee for that Participant for that Performance Period have been achieved to a level of performance, as of the date his or her Services terminates, that would cause all (100%) of the Participant’s targeted amount under the Performance Unit Award to become payable. Except as provided in the next sentence, the amount determined pursuant to the preceding sentence of this Subsection (b) shall be paid within sixty (60) days of the date the Participant’s Services terminates. If, however, the Participant is a Specified Employee on the date of his or her Retirement, payment of the amount under this Subsection (b) shall not be made until the date which is six (6) months after the date of his or her Retirement.
     (c) Permanent and Total Disability. In the event a Participant is unable to continue to perform Services for the Company and its Subsidiaries as a result of such Participant’s Permanent and Total Disability (and, for ISOs, at the time such Permanent and Total Disability begins, the Participant was an Employee and had been an Employee since the Date of Grant), such Participant may exercise an Option in whole or in part to the extent that the Participant was entitled to exercise it on the date his or her Services cease, but only until the earlier of the date (i) the Option held by the Participant expires, or (ii) twelve (12) months from the date of termination of his or her Services due to such Permanent and Total Disability. To the extent the Participant is not entitled to exercise an Option on the date his or her Services cease, or if the Participant does not exercise it within the time specified herein, such Option shall terminate. Unless otherwise provided in the applicable Restricted ADS Award Agreement, if a Participant’s employment is terminated during a Restriction Period because of Permanent and Total Disability, the Committee may provide for an earlier payment in settlement of such Award in such amount and under such terms and conditions as the Committee deems appropriate. If a Participant was granted a Performance Unit Award for a Performance Period and his or her Services with the Company and its Subsidiaries terminates during the Performance Period by reason of Permanent and Total Disability, the Performance Unit Award shall be interpreted as if the specific targets related to the Performance Goals established by the Committee for that Participant for that Performance Period have been achieved to a level of performance, as of the date his or her Services terminates, that would cause all (100%) of the Participant’s targeted amount under the Performance Unit Award to become payable. The amount determined pursuant to the preceding sentence of this Subsection (c) shall be paid within sixty (60) days of the date the Participant’s Services terminates.
     (d) Death of a Participant. In the event a Participant’s death occurs during the term of an Option held by such Participant and, on the date of death, the Participant was an Employee (and, for ISOs, at the time of death, the Participant was an Employee and had been an Employee since the Date of Grant), the Option may be exercised in whole or in part to the extent that the Participant was entitled to exercise it on such date, but only until the earlier of the date (i) the Option held by the Participant expires, or (ii) twelve (12) months from the date of the Participant’s death, effective May 31, 2006, by the individual designated by the Participant pursuant to Section 14(g) as his or her beneficiary (if applicable), or by the executor or administrator of the Participant’s estate. To the extent the Option is not entitled to be exercised on the date of the Participant’s death, or if the Option is not exercised within the time specified

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herein, such Option shall terminate. Unless otherwise provided in the applicable Restricted ADS Award Agreement, if a Participant’s employment is terminated during a Restriction Period because of death, the Committee may provide for an earlier payment in settlement of such Award in such amount and under such terms and conditions as the Committee deems appropriate, effective May 31, 2006, and such payment shall be made to the individual designated by the Participant pursuant to Section 14(g) as his or her beneficiary (if any), or to the executor or administrator of the Participant’s estate. If a Participant was granted a Performance Unit Award for a Performance Period and his or her Services with the Company and its Subsidiaries terminates during the Performance Period by reason of death, the Performance Unit Award shall be interpreted as if the specific targets related to the Performance Goals established by the Committee for that Participant for that Performance Period have been achieved to a level of performance, as of the date his or her Services terminates, that would cause all (100%) of the Participant’s targeted amount under the Performance Unit Award to become payable. The amount determined pursuant to the preceding sentence of this Subsection (d) shall be paid within sixty (60) days of the date of the Participant’s death to the individual designated by the Participant pursuant to Section 14(g) as his or her beneficiary (if any), or to the executor or administrator of the Participant’s estate.
     (e) Effect of Company Blackout Periods. The Company has established the ENSCO Securities Trading Policy and Procedure (the “Policy”) relative to disclosure and trading on inside information as described in the Policy. Under the Policy, directors, officers and managers (as defined in the Policy) of the Company are prohibited from trading Company securities during certain “blackout periods” as described in the Policy. In respect to any Participant subject to the Policy, if (i) the date on which an Option term will expire, or (ii) the date on which any Restriction Period will lapse and as a result of which Restricted ADSs will become vested, whether because of the passage of time or the achievement of performance goals and factors, falls within a blackout period imposed by the Policy, the applicable date described in clause (i) or (ii) of this sentence shall automatically be extended by this Section 14(e) to the second U.S. business day immediately following the last day of the applicable blackout period. The Committee shall interpret and apply the extension automatically provided by the preceding sentence to ensure that in no event shall the term of any Option expire or any Restriction Period lapse during an imposed blackout period.
     (f) Non-Transferability of Awards. No Award granted under this Plan may be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than (i) effective May 31, 2006, by a then-effective beneficiary designation (if applicable) or the executor or administer of the Participant’s estate, or (ii) in the case of any holder after the Participant’s death, only by will or by the laws of descent and distribution. No Award granted under this Plan is assignable by operation of law or subject to execution, attachment or similar process. Any Award granted under this Plan can only vest or be exercised, or become payable, by such Participant during the Participant’s lifetime. Any attempted sale, pledge, assignment, hypothecation or other transfer of the Award contrary to the provisions hereof and the levy of any execution, attachment or similar process upon the Award shall be null and void and without force or effect. No transfer of the Award to the executor or administer of the Participant’s estate shall be effective to bind the Company unless the Company shall have been furnished such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of the Award. The terms

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of any Award transferred after May 30, 2006 pursuant to a then-effective beneficiary designation (if applicable) or to the executor or administer of the Participant’s estate shall be binding upon the executors, administrators, heirs and successors of the Participant.
     (g) Designation of Beneficiary. Effective May 31, 2006 and only if permitted under the applicable Award Agreement, a Participant may designate a primary and contingent beneficiary who shall in the event of the Participant’s death (i) succeed to the Participant’s right to exercise his or her Options under the terms and during the period specified in Section 14(d), (ii) become entitled to any settlement of the Participant’s Restricted ADS Award under Section 14(d), and (iii) succeed to the Participant’s right to any payment of the Participant’s Performance Unit Award under Section 14(d). The designation of beneficiary will control the exercise rights, if any, with respect to all outstanding Options the Participant holds on the date of his or her death and the entitlement to settlement, if any, under all outstanding Restricted ADS Awards and Performance Unit Awards the Participant holds on the date of his or her death, as well as under all other awards held by the Participant on the date of his or her death that were granted under the 1998 Incentive Plan and the ENSCO International Incorporated 2000 Stock Option Plan. If the primary beneficiary and contingent beneficiary, if any, designated by the Participant in his or her then-effective beneficiary designation predecease the Participant or if no such designation is made or permitted to be made, the executor or the administrator of the Participant’s estate shall succeed to the Participant’s rights described in this Section 14(g). A Participant may only have one applicable beneficiary designation on file with the Company with regard to Options, Restricted Stock Awards and Performance Unit Awards. A Participant may revoke any designation of beneficiary on file with the Director-Compensation & Benefits of the Company by filing a new designation of beneficiary with the Director-Compensation & Benefits. The most recent designation of beneficiary filed by a Participant with the Director-Compensation & Benefits will supersede any previously filed designation of beneficiary.
SECTION 15
FUNDING AND STATUS OF PROGRAM
     This Plan is a payroll practice of the Company and not an employee benefit plan within the meaning of Section 3(3) of ERISA. This Plan is not funded in the sense of a “funded plan” under ERISA, or U.S. Internal Revenue Service or other government regulations, which prescribe certain Participant rights and fiduciary obligations. Funding for this Plan will be equivalent to the sum of individual Performance Unit Awards. Funding is for accounting purposes only and does not confer any rights to Participants to any portion of such funds or any other Company assets except under this Plan rules and Performance Unit Award guidelines. To the extent that a Participant acquires a right to receive payment from the Company under this Plan, such right shall be no greater than the rights of any unsecured creditor of the Company.
SECTION 16
GOVERNING LAW
     EFFECTIVE DECEMBER 23, 2009, THIS PLAN AND ANY AND ALL AWARD AGREEMENTS EXECUTED IN CONNECTION WITH THIS PLAN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF ENGLAND AND WALES, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

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2005 Long-Term Incentive Plan	Page 36 of 37

ANNEX 1 TO THE
ENSCO INTERNATIONAL INCORPORATED
2005 LONG-TERM INCENTIVE PLAN
(As Revised and Restated on December 22, 2009 and
As Assumed by Ensco International plc as of December 23, 2009)
This Annex 1 to the ENSCO International Incorporated 2005 Long-Term Incentive Plan (As Revised and Restated on December 22, 2009 and As Assumed by Ensco International plc as of December 23, 2009) governs Awards granted to Non-Employee Directors of the Company under the Plan. Awards granted pursuant to this Annex 1 are subject to all of the terms and conditions set forth in the Plan except as modified by the following provisions which shall replace and/or supplement certain provisions of the Plan as indicated.
SECTION 1
ESTABLISHMENT AND PURPOSE
The following paragraph shall supplement Section 1 of the Plan with respect to Awards to Non-Employee Directors:
This Annex 1 has been established to (i) offer selected Non-Employee Directors of the Company an equity ownership and opportunity to participate in the growth and financial success of the Company and to accumulate capital for retirement on a competitive basis, (ii) provide the Company an opportunity to attract and retain the best available persons for Service on the Board, (iii) create long-term value and encourage equity participation in the Company by Non-Employee Directors by making available to them the benefits of a larger ADS ownership in the Company through NSOs and Restricted ADS Awards, (iv) provide incentives to such Non-Employee Directors by means of market-driven and performance-related incentives to achieve long-term performance goals and measures, and (v) promote the growth and success of the Company’s business by aligning the financial interests of Non-Employee Directors with that of the other holders of ADSs. Toward these objectives, this Annex 1 provides for the grant of NSOs and Restricted ADS Awards.
SECTION 2
DEFINITIONS
The following definitions replace or supplement the definitions in Section 2 of the Plan with respect to Awards to Non-Employee Directors:
     “Award Agreement” shall mean a written agreement between the Company and a Participant who is a Non-Employee Director setting forth the terms, conditions and limitations applicable to an Award, including any amendments thereto.

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2005 Long-Term Incentive Plan

     “Committee” shall mean the Nominating, Governance and Compensation Committee of the Board, the Executive Compensation Subcommittee of the Nominating, Governance and Compensation Committee of the Board or such other Committee or subcommittee as may be appointed by the Board from time to time, which shall be comprised solely of two or more persons who are Disinterested Directors. The Board shall assume any or all of the powers and responsibilities prescribed for the Committee with respect to NSOs granted to Non-Employee Directors and Restricted ADS Awards to Non-Employee Directors, and to that extent, the term “Committee” as used herein shall also be applicable to the Board.
     “Option” shall mean an NSO granted pursuant to Section 4(c).
     “Services” shall mean services rendered to the Company as a Non-Employee Director. In order for a Participant’s Services to be considered to have terminated for purposes of Section 14(b), such Retirement must constitute a “separation from service” within the meaning of U.S. Treasury Regulation §1.409A-1(h)(1).
SECTION 3
ADMINISTRATION
The following provision shall replace Section 3(b)(v) of the Plan with respect to Awards to Non-Employee Directors:
(v)	Unless otherwise specified by the terms of this Plan, to select the Non-Employee Directors to whom Awards may be awarded under this Annex 1 from time to time;
SECTION 4
ELIGIBILITY
The following provisions shall replace Section 4 of the Plan with respect to Awards to Non-Employee Directors:
     (a) General Rule. Subject to the limitations set forth in this Plan, Non-Employee Directors shall be eligible to participate in Awards granted under this Annex 1 to the Plan. A Participant may be granted more than one Award under this Annex 1, and Awards may be granted at any time or times during the term of this Annex 1. The grant of an Award to a Non-Employee Director shall not be deemed either to entitle that individual to, or to disqualify that individual from, participation in any other grant of Awards under this Annex 1.
     (c) Grants of NSOs to Non-Employee Directors. Grants of NSOs to Non-Employee Directors under this Annex 1 shall be as described in this Section 4(c). For purposes of this Section 4(c), Company shall mean ENSCO International Incorporated for grants prior to December 23, 2009 and shall mean Ensco International plc for grants on or after December 23, 2009; similarly, references to the Board shall mean the board of directors of ENSCO International Incorporated for grants prior to December 23, 2009 and shall mean the board of directors of Ensco International plc for grants on or after December 23, 2009.

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2005 Long-Term Incentive Plan

(i)	Each Non-Employee Director of the Company elected after the Effective Date at the annual shareholders meeting who has not previously served as a Director of the Company shall be granted an NSO, effective as of the Date of Grant, to purchase 15,000 ADSs.

(ii)	Each Non-Employee Director of the Company appointed after the 2005 Annual Meeting to fill a vacancy in the Board who has not previously served as a Director of the Company shall be granted an NSO, effective as of the Date of Grant, to purchase 15,000 ADSs.

(iii)	Each other Non-Employee Director of the Company elected at, or continuing to serve following, each annual shareholders meeting, commencing with the 2005 Annual Meeting, shall be granted an NSO, effective as of the Date of Grant, to purchase 6,000 ADSs.
The Board may determine, from time to time, to provide for a different number of ADSs to be subject to the grants of NSOs to Non-Employee Directors, to grant Restricted ADS Awards to Non-Employee Directors, and to make discretionary grants of NSOs to Non-Employee Directors.
SECTION 5
ADSs SUBJECT TO PLAN
ADSs offered or subject to Awards granted under this Annex 1 shall count towards the limits set forth in Section 5. No Awards may be granted under this Annex 1 which would cause the limits set forth in Section 5 to be exceeded.
SECTION 6
TERMS AND CONDITIONS OF OPTIONS
The following provisions shall replace Sections 6(d) and (f)(i) of the Plan, respectively, with respect to Awards to Non-Employee Directors:
     (d) Vesting of Options. Each NSO that is granted to a Director pursuant to Section 4(c) shall be fully vested and exercisable on the Date of Grant.
     (f) (i) Exercise Price. The Exercise Price shall be such price as is determined by the Committee in its sole discretion and set forth in the Option Agreement; provided, however, that the Exercise Price for any NSO granted pursuant to Section 4(c) of this Annex 1 shall be equal to 100% of the Fair Market Value of the ADSs subject to such NSO on the Date of Grant.
SECTION 7
RESTRICTED ADS AWARDS
     The following provision shall replace Section 7(a)(ii) of the Plan with respect to Awards to Non-Employee Directors:

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2005 Long-Term Incentive Plan

     (ii) The terms, conditions and restrictions of the Restricted ADS Award shall be determined from time to time by the Committee without limitation, except as otherwise provided in this Plan; provided, however, that each grant of a Restricted ADS Award shall require the Participant to remain a Non-Employee Director for at least six (6) months from the Date of Grant.
SECTION 11
RETURN OF PROCEEDS
The following provision shall replace Section 11(a)(i) of the Plan with respect to Awards to Non-Employee Directors:
     (i) if the Participant who is a Non-Employee Director engages in an activity that competes with the business of the Company or any of its Subsidiaries within one (1) year after (A) such Participant voluntarily resigned or retired from his or her position as a Non-Employee Director, or (B) his or her status as a Non-Employee Director was terminated by the Company for Cause (as defined in Section 11(e) below) (either event constituting a “Termination”); and
The following provision shall replace Section 11(e) of the Plan with respect to Awards to Non-Employee Directors:
     (e) Definition of Cause. For purposes of this Section 11 and Section 14, “Cause” is defined as and limited to (i) gross misconduct or gross neglect by the Participant in the discharge of his or her duties as a Non-Employee Director, (ii) the breach by the Participant of any policy or written agreement with the Company or any of its Subsidiaries, including, without limitation, the Company’s Code of Business Conduct (Ethics) Policy and any employment or non-disclosure agreement, (iii) proven dishonesty in the performance of the Participant’s duties, (iv) the Participant’s conviction or a plea of guilty or nolo contendere to a felony or crime of moral turpitude, or (v) the Participant’s alcohol or drug abuse; provided, however, the Participant shall not be deemed to have been dismissed for cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the Board or the Committee at a meeting duly called and held for the purpose (after reasonable notice to the Participant and an opportunity for the Participant, together with his or her counsel, to be heard before the Board or Committee), finding that in the good-faith, reasonable opinion of the Board or Committee, the Participant was guilty of the conduct set forth in this sentence and specifying the particulars in detail.
SECTION 14
GENERAL PROVISIONS
The following provisions shall supplement Section 14(a) of the Plan with respect to Awards to Non-Employee Directors:
     (a) Termination of Status as a Director. Except as provided in Sections 14(b), 14(c) and 14(d) below:

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2005 Long-Term Incentive Plan

          (i) Effect of Termination on Optionee. A Participant holding an Option who ceases to be a Non-Employee Director may, but only until the earlier of (A) the date the Option held by the Participant expires, or (B) ninety (90) days after the date such Participant ceases to be a Non-Employee Director (or in each case, such shorter period as may be provided in the Option Agreement), exercise the Option to the extent that the Participant was entitled to exercise it on such date, unless the Committee further extends such period in its sole discretion. To the extent that the Participant is not entitled to exercise an Option on the date his or her Services cease, or if the Participant does not exercise it within the time specified herein, such Option shall terminate. The Committee shall have the authority to determine the date a Participant ceases to be a Non-Employee Director.
          (iv) Effect of Termination of Directorship on Restricted ASD Award Holders. In the event a Non-Employee Director ceases to perform Services for the Company for any reason other than (A) those set forth in Sections 14(c) or 14(d), (B) retirement with the consent of the Board, or (C) involuntary termination without “Cause,” as defined in Section 11(e), during the Restriction Period, then any Restricted ADSs held by such Non-Employee Director that are still subject to restrictions on the date such Non-Employee Director ceases to be a Non-Employee Director shall be forfeited automatically and returned to the employee benefit trust established in connection with the Plan.
The following provision shall replace Section 14(d) of the Plan with respect to Awards to Non-Employee Directors:
     (d) Death of a Participant. In the event a Participant’s death occurs during the term of an Option held by such Participant and, on the date of death, the Participant was a Non-Employee Director, the Option may be exercised in whole or in part to the extent that the Participant was entitled to exercise it on such date, but only until the earlier of the date (i) the Option held by the Participant expires, or (ii) twelve (12) months from the date of the Participant’s death, effective May 31, 2006, by the individual designated by the Participant pursuant to Section 14(g) as his or her beneficiary (if applicable), or by the executor or administrator of the Participant’s estate. To the extent the Option is not entitled to be exercised on the date of the Participant’s death, or if the Option is not exercised within the time specified herein, such Option shall terminate.

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2005 Long-Term Incentive Plan

ANNEX 2 TO THE
ENSCO INTERNATIONAL INCORPORATED
2005 LONG-TERM INCENTIVE PLAN
(As Revised and Restated on December 22, 2009 and
As Assumed by Ensco International plc as of December 23, 2009)
This Annex 2 to the ENSCO International Incorporated 2005 Long-Term Incentive Plan (As Revised and Restated on December 22, 2009 and As Assumed by Ensco International plc as of December 23, 2009) governs the grant of Performance Unit Awards that are payable in (i) cash, (ii) either cash or ADSs, or (iii) a combination of ADSs and cash. Performance Unit Awards granted pursuant to this Annex 2 are subject to all of the terms and conditions set forth in the Plan except as modified by the following provisions which shall replace and/or supplement certain provisions of the Plan as indicated.
SECTION 2
DEFINITIONS
The following definition shall replace the definition of Performance Unit Award in Section 2 of the Plan:
     “Performance Unit Award” shall mean an Award payable in (i) cash, (ii) either cash or ADSs, or (iii) a combination of ADSs and cash, granted to a Participant who is an Employee that is paid solely on account of the attainment of a specified performance target in relation to one or more Performance Goals, and which is subject to such applicable terms, conditions, and limitations as the Committee may establish and set forth in the applicable Award Agreement in order to fulfill the objectives of this Plan.
SECTION 8
PERFORMANCE UNIT AWARDS
The following provision shall supplement Section 8(a) of the Plan:
(a) Grant of Performance Unit Awards. The Committee may grant Performance Unit Awards under this Annex 2 payable in the form of (i) cash, (ii) either cash or ADSs, or (iii) a combination of ADSs and cash to the eligible Employees determined under Section 4(a).
SECTION 9
ISSUANCE OF ADSS; PAYMENT; TAX WITHHOLDING;
NON-U.K. OR U.S. PARTICIPANTS
The following provision shall supplement Section 9(b) of the Plan:

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2005 Long-Term Incentive Plan

(b) Eligibility for Payment for a Performance Unit Award. Payments under this Annex 2 with respect to any such Performance Unit Award shall be made in (i) cash in one lump sum payment, (ii) cash or by issuance of ADSs with an aggregate Fair Market Value (determined as of the date of issuance) equal to the aggregate amount payable, or (iii) a combination of ADSs and cash.
SECTION 11
RETURN OF PROCEEDS
The following provision shall replace Section 11(d) of the Plan:
     (d) Vested Performance Unit Awards and the Proceeds Therefrom. If Performance Unit Award grants held by the Participant vest and become payable within one (1) year of the date of Termination, and if the Committee, in its sole discretion, has so provided in the Award Agreements evidencing such Performance Unit Award, the Participant shall remit to the Company or its designee an amount in good funds equal to the sum of (i) the Fair Market Value of the ADSs issued in settlement of that Performance Unit Award, if any, computed as of the date of issuance of such ADSs, and (ii) the lump sum cash payment received pursuant to the Performance Unit Award.

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2005 Long-Term Incentive Plan